Exhibit 33.1
MANAGEMENT’S ASSERTION ON
COMPLIANCE WITH REGULATION AB CRITERIA
     Triad Financial Corporation (the “Asserting Party”) is responsible for assessing compliance as of December 31, 2006 and for the period from January 26, 2006 through December 31, 2006 (the “Reporting Period”) with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for the criteria set forth in Appendix A, which the Asserting Party has concluded are either not applicable to the servicing of the asset-backed securitization transactions serviced by the Asserting Party (the “Applicable Servicing Criteria”) which are listed in Appendix B (the transactions from which publicly issued asset backed securities were issued on or after January 1, 2006, (the “Platform”)), or are applicable but are the responsibility of Citibank, N.A. (the “Indenture Trustee”) for those transactions.
     The Asserting Party has engaged certain vendors (the “Vendors”) to perform specific, limited or scripted activities, and the Asserting Party elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth in Appendix A hereto.
     The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has identified one instance of material noncompliance with the servicing criteria set forth in Section 229.1122(d)(2)(vii)(B) of the CFR. During the Reporting Period, in some cases certain custodial bank accounts were not reconciled within 30 calendar days after the statement cutoff date. The Asserting Party has furthermore concluded that, with the exception of the aforementioned instance of noncompliance, the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the Platform.
     The Asserting Party has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform. The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period with respect to the Platform.

     PricewaterhouseCoopers, LLP, a registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.
Date: March 30, 2007
Triad Financial Corporation
/s/ Mike L. Wilhelms
Mike L. Wilhelms
Senior Vice President and CFO

APPENDIX A
The following servicing criteria of Section 229.1122(d) of the CFR are not applicable to the program:
229.1122(d)(2)(iii)
229.1122(d)(2)(vi)
229.1122(d)(3)(i)(D)
229.1122(d)(4)(ix) – (xiii)
The following servicing criteria of Section 229.1122(d) of the CFR are applicable to the program and are covered by the Management’s Assertion of Compliance of Citibank, N.A. in their capacity of Indenture Trustee and are therefore excluded from the Asserting Party’s assertion:
229.1122(d)(2)(ii)
229.1122(d)(2)(iv)
229.1122(d)(3)(ii) (Solely with respect to remittances)
229.1122(d)(3)(iii)
229.1122(d)(3)(iv)
The following servicing criteria of Section 229.1122(d) of the CFR are applicable to the program and are performed by Vendors for which the Asserting Party is the responsible party:
229.1122(d)(2)(i)
229.1122(d)(4)(i)

APPENDIX B
INDIVIDUAL TRUSTS RELATED TO PROGRAM
The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the following trusts:
Triad Automobile Receivables Trust 2006-A
Triad Automobile Receivables Trust 2006-B
Triad Automobile Receivables Trust 2006-C